Exhibit (e)(6)

Cavanal Hill Distributors, Inc., Distributor of the Cavanal Hill Funds

SELLING GROUP MEMBER AGREEMENT

Cavanal Hill Distributors, Inc. (the “Distributor”) serves as the principal underwriter of shares (“Shares”) of the Cavanal Hill Funds (the “Company”), an open-end investment company in series form. Shares of each series that are a part of, or may become a part of the Company (each a “Fund,” together the “Funds”) are distributed by Distributor at their respective net asset values plus sales charges, as applicable. The Distributor hereby invites you to participate on a non-exclusive basis in the selling group for the Funds on the following terms and conditions. In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the seller executing this agreement, including its associated persons.

1.	Seller.

(a)	You hereby represent that you are a properly qualified to be a selling group member:

(i)	That you are a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 (“Exchange Act”), properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement, and that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor protection Corporation (“SIPC”); or

(ii)	That you are a bank, as defined in Section 3(a)(6) of the Exchange Act, or a savings association or savings bank that has deposits insured by the FDIC, licensed and authorized to carry on investment business in the U.S. subject to the supervision and regulation of relevant U.S. banking authorities and does not engage in any activity requiring registration as a broker or dealer under the Exchange Act and that you agree to comply with the rules of FINRA as if they were applicable to you in connection with your activities under this agreement.

(b)	You agree that it is your responsibility to determine the suitability of any Fund Shares as investments for your customers or, in the case of Institutional Class for Retirement Investors (as defined in 29 CFR 2510.3-21), best interest, of any Fund Shares, and that we have no responsibility for such determination.

(c)	You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares.

(d)	You agree to notify us immediately in the event your status as a properly qualified selling group member changes.

(e)	You hereby represent that when selling Institutional Class Fund Shares (commonly referred to as “clean shares”), you are acting solely on an agency basis as a broker on behalf of your customers.

2.             Qualification of Shares. We will make available to you a list of the states or other jurisdictions in which Fund Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.             Orders. All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or, for Fund Shares other than the Institutional Class, shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein). As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your Customer as a result of such withholding. You are hereby authorized to: (a) place your orders directly with the relevant investment company (the “Company”) for the purchase of Shares and (b) tender Shares directly to the Company for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us or the Fund (directly or through its Transfer Agent) from time to time. All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or the limit the sale of Shares. You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus and in such supplemental written information that we or the Fund may provide or make available to you with respect to a Fund. All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined net asset value per share and subject to any applicable redemption fee, in each case as described in the Prospectus.

4.             Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from or made available by us or the Fund (on the terms and for the period specified by us or stated in such material). You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our written approval, but you may identify the Funds in a listing of mutual funds available through you to your customers. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or us. If required by Rule 10b-10 under the Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws.

5.             Sales Charges and Concessions. On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such intermediary allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. Sales charge reductions and discounts may be available as provided in the Prospectus. To obtain any such reductions, the Company or Distributor must be notified promptly when a transaction or transactions would qualify for the reduced charge and you must submit information that is sufficient (in the discretion of the Company and/or us) to substantiate qualification therefor. The foregoing shall include advising us of any Letter of Intent signed by your customer or of any Right of Accumulation available to such customer. If you fail to so advise us, you will be liable for the return of any commissions plus interest thereon. Rights of accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and you authorize any adjustment to your account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled. Each price is always subject to confirmation, and will be based upon the net asset value next determined after receipt of an order that is in good form. If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven business days after confirmation of the purchase order for such Shares, you agree to promptly refund the full sales load or other concession and you will forfeit the right to receive any compensation allowable or payable to you on such Shares. We reserve the right to waive sales charges. You represent to us that you are eligible to receive any such sales charges and concessions paid to you by us under this section.

The nature and commissions charged by you for transactions in Fund Shares of the Institutional Class will be determined by you, consistent with your obligations under Applicable Laws. You further represent that you shall make such disclosures as required by applicable law regarding the commissions you charge and the capacity in which you act with respect to transactions in Fund Shares of the Institutional Class.

6.             Transactions in Funds Shares.

(a)	With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to a Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to us prior to the Company’s acceptance of any such order.

(b)	The Distributor reserves the right to specify the Funds and Shares of which you are permitted to sell, or change any prior specification of Funds’ Shares you are permitted to sell, at any time and from time to time on written notice to you. Any such notice shall be effective ten (10) days after delivery. You agree to sell only those Funds’ Shares that the Distributor authorizes you to sell. For avoidance of doubt, unless and until the Distributor provides you a notice specifying the Funds you may sell, you are hereby authorized to sell Shares of all the Funds (subject to the terms and conditions of this Agreement).

7.             Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone. In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Company and you agree to indemnify and hold harmless all persons, including us and the Funds’ transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.             Indemnification. You agree to indemnify us and hold harmless us and the Company and each of their respective officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (a) any failure by you to comply with the terms of the registration statement for the Fund and with Applicable Laws, in connection with activities performed under this agreement, or (b) any unauthorized representation made by you concerning an investment in Fund Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading; provided, however, that the indemnification in this clause (ii) shall be limited to indemnification actually received by us as Distributor from the Funds, except to the extent that the relevant claims, liabilities, expenses and losses result from our own failure to exercise reasonable care in the preparation or review of the Prospectus or such other materials.

9.             Multi-Class Distribution Arrangements. You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

10.           Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including NASD/FINRA Rule 3011, in all relevant respects. The parties agree to cooperate with one another to satisfy AML due diligence policies of the Company and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us to ensure compliance with AML Laws.

11.           Privacy. The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder, is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

12.           Distribution and/or Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Board pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”), we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix A or such other form as may be approved from time to time by the Board (the “Fee Agreement”) such fees as may be determined in accordance with such Fee Agreement, for distribution, shareholder or administrative services, as described therein.

13.           Order Processing. In accordance with NASD/FINRA Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Rule 2110 and other applicable rules and regulations), you represent that you have reviewed your internal controls, policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, and you hereby confirm that such internal controls, policies and procedures are adequately designed to (a) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s net asset value per share (“NAV”); and (b) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such customer-investor may be seeking market timing or arbitrage opportunities through such purchase. You agree that you will be responsible for the collection and payment to the Company of any Redemption Fees based upon the terms outlined in the Company’s prospectus and for implementing each Fund’s investment minimum with respect to each of your customers investing in Fund Shares.

14.           Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

15.           Termination. This agreement will terminate automatically upon the termination of the Distribution Agreement between us and the Funds. This agreement may be terminated by either party, without penalty, upon thirty (30) days’ prior written notice to the other party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

16.           Notices. All notices and communications to us shall be sent to us at One Williams Center, Plaza Level, Bank of Oklahoma Tower, Tulsa, OK, 74172, Attn: Compliance, or at such other address as we may designate in writing. All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

17.           Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

18.           Compliance with Rule 22c-2 of the Investment Company Act of 1940. You agree to enter into the Rule 22c-2 Shareholder Information Agreement Addendum (“SIA”) regarding the Cavanal Hill Funds attached hereto as Appendix B and to respond to reasonable requests from the Company for information concerning customers holding Fund Shares through you. The Cavanal Hill Funds’ SIA adopts, in all relevant terms, the model contract language proposed by the Investment Company Institute to address the requirements of Rule 22c-2 under the Investment Company Act of 1940 as amended (“Rule 22c-2”).

19.           Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Cavanal Hill Distributors, Inc.

By:	/s/ Bill King
Insert Name:	Bill King
Title:	President and CEO

Date:

Agreed to and accepted:

[Selling Group Member]

By:
Insert Name:
Title:

Date:

Address of Selling Group Member:

Appendix A

Cavanal Hill Funds

Cavanal Hill Distributors, Inc., Distributor

Distribution/Service Fee Agreement

Ladies and Gentlemen:

This Fee Agreement (“Agreement”) confirms our understanding and agreement with respect to Rule 12b-1 payments to be made to you in accordance with the Selling Group Member Agreement between you and us (the “Selling Agreement”), which entitles you to serve as a selected intermediary of certain Funds for which we serve as Distributor. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Agreement

1.       From time to time during the term of this Agreement, we may make payments to you pursuant to one or more distribution and service plans (the “Plans”) adopted by certain of the Funds pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the “1940 Act”). You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, answering routine inquiries regarding the Funds and processing shareholder transactions. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. The Fund or us, as Distributor, each reserves the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund.

2.       Any such fee payments shall reflect the amounts described in a Fund’s Prospectus. Payments will be based on the dollar amount of Fund Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the customer’s intermediary of record or is agreed to by us and the dealer of record. No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase. You represent that you are eligible to receive any such payments made to you under the Plans.

3.       You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Exchange Act, the Securities Act of 1933 and any applicable rules of FINRA.

4.       At the end of each month (or quarterly, upon request), you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended. We shall provide quarterly reports to the Funds’ Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5.       This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days’ prior written notice to the other party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Plan or the Selling Agreement, if a Fund closes to new investments, or if our Distribution Agreement with the Funds terminates.

6.       This Agreement may be amended by us from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Your objection must be in writing and be received by us within such fifteen days.

7.       This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

8.       All notices and other communications shall be given as provided in the Selling Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us

Cavanal Hill Distributors, Inc.		Agreed to and Accepted:
Name and Address of Selling Group Member:

By:	/s/ Bill King
Insert Name:	Bill King
Title:	President & CEO
By:
Date:	Insert Name:
Title:
Date:

Appendix B

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT ADDENDUM

CAVANAL HILL FUNDS

THIS SHAREHOLDER INFORMATION AGREEMENT ADDENDUM (the “Addendum”), as implicated by Rule 22c-2(a)(2) of the Investment Company Act of 1940, as amended, is entered into and effective as of the date it is executed by the Fund’s Distributor, acting on behalf of the Company, and the undersigned Seller.

WHEREAS Seller entered into a Selling Group Member Agreement, Dealer Agreement, Participation Agreement, Service Agreement, or similar Agreement (the “Agreement”) with either the Fund, the Company or an entity acting on behalf of the Company;

WHEREAS, the Seller and the Company, acting through its Distributor, now wish to supplement the Agreement by adding a Shareholder Information Agreement pursuant to this Addendum;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged herein, the Seller and the Fund, acting through its Transfer Agent, agree as follows:

Prior to the effective date of this Addendum, the Fund, acting through its Distributor, and the Seller agree that any request made to the Seller by the Fund for shareholder transaction information, and the Seller’s response to such request, shall be governed by whatever practices the Fund and the Seller had utilized in the absence of a formal agreement, if any, to govern such requests.

Capitalized terms used herein but not defined herein have the meanings assigned to them in the Agreement.

1.             Agreement to Provide Information. .You agree to provide us, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)1, or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

1.1       Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. We may request transaction information older than 180 days from the date of the request as we deem necessary to investigate compliance with policies established by us for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by us.

1.2       Form and Timing of Response. (a) You agree to provide, promptly upon our request, the requested information specified above. If requested by us, you agree to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified above is itself a financial intermediary (“indirect intermediary”) and, upon our further request, promptly either (i) provide (or arrange to have provided) the information set forth above for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by us. You additionally agree to inform us whether you plan to perform (i) or (ii).

1 According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX.. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

(b)     Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and

(c)     To the extent practicable, the format for any transaction information provided to us should be consistent with the NSCC Standardized Data Reporting Format.

1.3       Limitation on Use of Information. We agree not to use the information received pursuant to this agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the applicable privacy provisions of Title V of the Gramm-Leach-Bliley Act or Regulation S-P and comparable state laws.

2.             Agreement to Restrict Trading. You agree to execute written instructions from us to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by us as having engaged in transactions of Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares.

2.1       Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restrictions(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2       Timing of Response. You agree to execute instructions from us to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of instructions by you.

2.3       Confirmation by Intermediary. You must provide written confirmation to us that instructions from us to restrict or prohibit trading have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten days after the instructions have been executed.

3.             Construction of the Addendum. This Addendum supplements the Agreement. Except as specifically set forth in this Shareholder Information Agreement Addendum, all other provisions of the Agreement shall remain in full force and effect.

4.             Termination. This Addendum shall terminate upon the termination of the Agreement.

IN WITNESS WHEREOF, the undersigned authorized individuals have caused this Shareholder Information Agreement Addendum to be executed as of the date set forth below.

Cavanal Hill Distributors, Inc.		Agreed to and Accepted:
Name and Address of Selling Group Member:

By:	/s/ Bill King
Insert Name:	Bill King
Title:	President & CEO
By:
Date:	Insert Name:
Title:
Date: